SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        Pursuant to Section 13 or 15 (d)
                     of the Securities Exchange Act of 1934

                        Date of Report: November 20, 2002

                              Synergy Brands, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                            0-19409                   22-2993066
(State of incorporation)     (Commission File No.)           (IRS Employer
                                                            Identification No.)

                1175 Walt Whitman Road, Melville, New York 11747
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (631) 424-5500

                                 Not Applicable
          (Former name or former address, if changed since last report)

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Item 5. Other Events

     The Company received a Nasdaq Staff Determination on November 20th, 2002 indicating that it fails to comply with the minimum stockholders' equity and minimum bid price requirements for continued listing set forth in Market place rule 4310(c)(2)(B) and 4310(c)(4), and that its securities are, therefore, subject to delisting from the Nasdaq small-cap market. The company has requested a hearing before the Nasdaq qualification panel to review the staff's determination. There is no assurance that the panel will grant the Company's request for continued listing. The hearing request will, however, stay the delisting pending the Panel's decision.

     The minimum bid requirement under Nasdaq's Small-cap market place rules is $1. The Company's stock needs to achieve a $1 bid price by December 11th, 2002 and remain as such for 10 consecutive days in order to comply with the minimum bid price requirements under Marketplace Rule 4310(c)(4). The minimum Stockholders' Equity requirement is $2.5 million. The Company is attempting to eliminate $837,939 of accounts payable related to prior contracts with certain other entities for online advertising due to lack of performance and termination rights, which the Company is confident they can accomplish. The planned elimination of the $837,939 in payables would increase equity to about $2.8 million which would comply under Market Place rule 4310 (c)(2)(B).

     Management believes that preserving the Company's Nasdaq listing is extremely important to the Company's business and will use its best efforts to comply with all Market Place rules.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Synergy Brands, Inc.

                              By: /s/ Mair Faibish
                                  ----------------
                                      Mair Faibish
                             Chairman of the Board

                            By: /s/ Mitchell Gerstein
                                ---------------------
                                    Mitchell Gerstein
                              Chief Financial Officer

Dated:  November 20, 2002